UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: March 14, 2013

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA		70433
(Address of Principal Executive Offices)		(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events.

On March 14, 2013, Hornbeck Offshore Services, Inc., or the Company, announced that it has commenced a cash tender offer to purchase any and all of its $250.0 million in outstanding aggregate principal amount of 8.000% senior notes due 2017, or the 8.000% Notes. In connection with the tender offer, the Company is soliciting consents to proposed amendments that would eliminate most of the restrictive covenants and certain default provisions contained in the indenture governing the 8.000% Notes. The tender offer is subject to certain conditions, including receipt of consents to the proposed amendments to the indenture governing the 8.000% Notes from holders of a majority in principal amount of the outstanding 8.000% Notes; execution of a supplemental indenture effecting the amendments; consummation of the offering described below and certain other customary conditions. A copy of this press release is attached as Exhibit 99.1.

On March 14, 2013, the Company also announced that it intended to raise $450.0 million through a private placement of senior notes due 2021. A copy of this press release is attached as Exhibit 99.2. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

12.1	Calculation of Ratio of Earnings to Fixed Charges.

99.1	Press Release dated March 14, 2013 announcing tender offer.

99.2	Press Release dated March 14, 2013 announcing senior note offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: March 14, 2013	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer

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